As filed with the Securities and Exchange Commission on October 26, 2023

Registration No. 333-265727

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 3
TO
FORM S-8

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

MorphoSys AG
(Exact name of registrant as specified in its charter)

Germany	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Semmelweisstrasse 7
82152 Planegg
Germany
Telephone: +49 89-89927-0
(Address of Principal Executive Offices)

Restricted Stock Unit Program 2022 (US)
Restricted Stock Unit Program October 2022 (US)
Restricted Stock Unit Program April 2023 (US)
Restricted Stock Unit Program October 2023 (US)
(Full title of the plan)
_____________________

MorphoSys US Inc.
470 Atlantic Avenue, 14th floor
Boston, MA 02210
(Name and Address of Agent For Service)
Tel: +1 (844) 667-1992
(Telephone Number, Including Area Code, of Agent For Service)

With copies to:

Stephan Hutter
Skadden, Arps, Slate, Meagher & Flom LLP
TaunusTurm
Taunustor 1
60310 Frankfurt am Main

Germany
Tel: +49 69 74220 0

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☑	Accelerated filer	□
Non-accelerated filer	□	Smaller reporting company	□
		Emerging growth company	□
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.

EXPLANATORY NOTE
On May 18, 2022, the General Meeting (Hauptversammlung) of MorphoSys AG (the “Registrant”) authorized the Management Board (Vorstand) of the Registrant, with the consent of the Supervisory Board (Aufsichtsrat) of the Registrant, until May 17, 2027 (including) to increase the Registrant’s registered share capital by up to €1,978,907.00 against cash contributions and/or contributions in kind once or several times by issuing up to 1,978,907 new no-par value bearer shares of the Registrant (auf den Inhaber lautende Stückaktien) (“Authorized Capital 2022-I”). The Authorized Capital 2022‑I only serves the purpose of delivering shares of the Registrant against the contribution of cash payment claims resulting from restricted stock units (“RSUs”), in order to settle RSUs that were granted to employees. The Registrant filed a Registration Statement on Form S-8 on June 21, 2022 (File No. 333-265727) registering 1,978,907 shares in respect of its Restricted Stock Unit Program 2022 (US) (the “RSU Program 2022”). Shares from the RSU Program 2022 are issued pursuant to Authorized Capital 2022-I.
On October 1, 2022, the Company’s Supervisory Board (Aufsichtsrat) approved the Restricted Stock Unit Program October 2022 (US) (the “RSU Program October 2022”). Any shares issued from the RSU Program October 2022 are issued pursuant to Authorized Capital 2022-I. In accordance with Item 512(a)(1)(iii) of Regulation S-K and Compliance and Disclosure Interpretation 126.43, this Post-Effective Amendment No. 1 to Registration Statement No. 333-265727 is hereby filed to cover the issuance of shares under the RSU Program October 2022 once they are no longer issuable pursuant to the RSU Program 2022. A total of 1,978,907 RSUs may be granted pursuant to the RSU Program 2022 and the RSU Program October 2022.
On April 1, 2023, the Company’s Supervisory Board (Aufsichtsrat) approved the Restricted Stock Unit Program April 2023 (US) (the “RSU Program April 2023”). Any shares issued from the RSU Program April 2023 are issued pursuant to Authorized Capital 2022-I. In accordance with Item 512(a)(1)(iii) of Regulation S-K and Compliance and Disclosure Interpretation 126.43, this Post-Effective Amendment No. 1 to Registration Statement No. 333-265727 is hereby filed to cover the issuance of shares under the Restricted Stock Unit Program April 2023 (US) once they are no longer issuable pursuant to the RSU Program 2022. A total of 1,978,907 RSUs may be granted pursuant to the RSU Program 2022 and the RSU Program April 2023.
On October 1, 2023, the Company’s Supervisory Board (Aufsichtsrat) approved the Restricted Stock Unit Program October 2023 (US) (the “RSU Program October 2023”). Any shares issued from the RSU Program October 2023 are issued pursuant to Authorized Capital 2022-I. In accordance with Item 512(a)(1)(iii) of Regulation S-K and Compliance and Disclosure Interpretation 126.43, this Post-Effective Amendment No. 3 to Registration Statement No. 333-265727 is hereby filed to cover the issuance of shares under the RSU Program October 2023 once they are no longer issuable pursuant to the RSU Program 2022. A total of 1,978,907 RSUs may be granted pursuant to the RSU Program 2022 and the RSU Program October 2023.

PART I.

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
All information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933 (the “Securities Act”) and the Note to Part I of Form S-8.
PART II.

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
The following documents filed with or furnished to the Securities and Exchange Commission (the “Commission”) by the Registrant are incorporated herein by reference:
(a)    The Registrant’s Annual Report on Form 20-F filed with the Commission on March 15, 2023; and
(b)    The description of the Registrant’s Ordinary Shares and American Depositary Shares (the “ADSs”), each representing 0.25 of an Ordinary Share, incorporated by reference in the Registrant’s registration statement on Form 8-A (File No. 001-38455) filed with the Commission on April 12, 2018, as updated by Exhibit 2 of the Registrant’s Annual Report on Form 20-F filed with the Commission on March 15, 2023, including any amendment, supplement or report filed for the purpose of updating such description .
All documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), and, to the extent designated therein, certain reports on Form 6-K the Registrant submits to the Commission after the date hereof and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that is or is deemed to be incorporated by reference herein modifies or supersedes such previous statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Registration Statement, except as so modified or superseded.
Item 4. Description of Securities.
Not applicable.
Item 5. Interests of Named Experts and Counsel.
Not applicable.
Item 6. Indemnification of Directors and Officers.
Under German law, the Registrant may not, as a general matter, indemnify members of its management board and supervisory board. Certain limited exceptions may apply if the indemnification is in the legitimate interest of the Registrant. The Registrant will indemnify our management board and supervisory board members, to the extent permissible under German law, from and against any liabilities arising out of or in connection with their services for the Registrant.
The Registrant provides directors’ and officers’ liability insurance for the members of its management and supervisory boards against civil liabilities, including liability under the Securities Act, which they may incur in connection with their activities on behalf of the Registrant.
Item 7. Exemption from Registration Claimed.
Not Applicable.
Item 8. Exhibits.
The list of exhibits is set forth under “Index of Exhibits” at the end of this registration statement and is incorporated herein by reference.
Item 9. Undertakings.
(a)    The undersigned Registrant hereby undertakes:
(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)    to include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)    to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and
(iii)    to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) shall not apply if the information required to be included in a post-effective amendment of this Registration Statement by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.
(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the

Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto authorized, in the city of Planegg, Germany on this 26th day of October 2023.

MorphoSys AG

By: /s/ Jean-Paul Kress. M.D.
Name: Jean-Paul Kress. M.D.
Title: Chief Executive Officer

POWER OF ATTORNEY
Pursuant to the requirements of the Securities Act, this Post-Effective Amendment No. 1 to Registration Statement No. 333-265727 has been signed by the following persons in the capacities and on the 26th day of October 2023:

Signature	Title

/s/ Jean-Paul Kress, M.D.	Chief Executive Officer
Name: Jean-Paul Kress, M.D.

*	Chief Financial Officer
Name: Lucinda Crabtree

*	Chairman of the Supervisory Board
Name: Marc Cluzel, M.D., Ph.D.

*	Member of the Supervisory Board
Name: Krisja Vermeylen

*	Member of the Supervisory Board
Name: Andrew Cheng

*	Member of the Supervisory Board
Name: George Golumbeski, Ph.D.

*	Member of the Supervisory Board
Name: Michael Brosnan

*	Member of the Supervisory Board
Name: Sharon Curran

*	Authorized Representative in the United States
Name: Joe Horvat

* The undersigned, by signing his name hereto, executes this Post-Effective Amendment No. 1 to Registration Statement No. 333-265727 pursuant to a power of attorney executed by the above-named persons and filed with the Commission as an Exhibit to this Post-Effective Amendment No. 1.

INDEX OF EXHIBITS

Exhibit Number	Description

4.1
Articles of Association of MorphoSys AG (incorporated herein by reference to Exhibit 1 to MorphoSys’s 2022 Annual Report on Form 20-F (File No. 001-38455) filed with the Securities and Exchange Commission on March 15, 2023)

4.2
Form of Global Share Certificate for Ordinary Shares (English translation) (incorporated herein by reference to the Registrant’s Registration Statement on Form F-1 (File No. 333-223843) filed with the Securities and Exchange Commission on March 22, 2018)

4.3
Form of Deposit Agreement (incorporated herein by reference to Exhibit 1 to the Post-Effective Amendment No. 1 to the Registrant’s Registration Statement on Form F-6 (File No. 333-130614) filed with the Securities and Exchange Commission on April 10, 2018)

5.1*	Opinion of Charlotte Lohmann and Klaus de Wall

23.1*	Consent of Independent Registered Public Accounting Firm

23.2*	Consent of Charlotte Lohmann and Klaus de Wall (included in the opinion filed as Exhibit 5.1)

24.1
Power of Attorney (incorporated herein by reference to Exhibit 24.1 to the Registrant’s Registration Statement on Form S-8 (File No. 333-265727) filed with the Securities and Exchange Commission on June 21, 2022)

99.1
Restricted Stock Unit Program 2022 (US) (incorporated herein by reference to Exhibit 99.1 to the Registrant’s Registration Statement on Form S-8 (File No. 333-265727) filed with the Securities and Exchange Commission on June 21, 2022)

99.2*	Restricted Stock Unit Program October 2023 (US)

* filed herewith